Exhibit 99.1

TRIANGLE PETROLEUM REPORTS
EXERCISE OF OVER-ALLOTMENT OPTION BY UNDERWRITERS

Denver, Colorado—November 11, 2010—Triangle Petroleum Corporation (the “Company”) (AMEX: TPLM; TSXV: TPO), an oil and gas exploration and production company with assets in the Williston Basin in North Dakota and the Maritimes Basin in Nova Scotia, announced today that the underwriters of its recent public offering of 10,800,000 shares of common stock have fully exercised their over-allotment option to purchase an additional 1,620,000 shares of common stock, bringing the total net proceeds to approximately $62.6 million, after payment of underwriting discounts and commissions and estimated offering expenses. The closing of the over-allotment option is expected to occur on November 16, 2010.

The public offering was underwritten by Johnson Rice & Company L.L.C., as sole book-running manager, and Canaccord Genuity Inc. and Rodman & Renshaw, LLC, as co-managers.

A registration statement on Form S-1 relating to the shares was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A prospectus relating to the offering has been filed with the SEC and is available on the SEC’s web site at

http://www.sec.gov. Copies of the final prospectus relating to the offering may be obtained from the offices of Johnson Rice & Company L.L.C. at 639 Loyola Ave., Suite 2775, New Orleans, Louisiana 70113, (504) 525-3767, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state, province or other jurisdiction in which such offer, solicitation or sale is not permitted.

For more information contact:

Jonathan Samuels, Chief Financial Officer

E-mail: info@trianglepetroleum.com

Telephone: (303) 260-7125

About Triangle

Founded in 2006, Triangle Petroleum Corporation (AMEX: TPLM; TSXV: TPO) is an independent oil and gas exploration company with approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia and approximately 13,000 net acres in the Williston Basin targeting the Bakken Shale and Three Forks formations.